Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Tommy Pruitt	Wes Harris
Senior Director, Communications	Director, Investor Relations
Force Protection, Inc.	Force Protection, Inc.
843.574.3866	843.574.3892

Force Protection Announces 2010 First Quarter Results

LADSON, S.C. — May 4, 2010 — Force Protection, Inc. (NASDAQ:  FRPT), a leading survivability solutions provider, today reported financial results for the quarter ended March 31, 2010.  In addition, the Company commented on recently received orders that provide enhanced visibility for its expected financial results.

Michael Moody, Chairman and Chief Executive Officer of Force Protection, Inc. said, “Going into the year, we expected that our first quarter results would be challenging given the timing of awards, shipments and other factors.  As such, we continue to anticipate that our revenue and earnings results will be heavily weighted to the second half of 2010.  Supporting this view are the  awards announced during the last 30 days from the U.S. Marine Corps collectively totaling approximately $123 million, for 30 Cougar vehicles for $24 million and modernization-related equipment and services for $99 million that will begin to be recognized in the 2010 third quarter.  These awards are prime examples of why Force Protection is considered a leader in providing customers with innovative survivability solutions and unsurpassed service, and we look forward to announcing additional contract awards in the coming months.”

Quarterly Comparison

In the first quarter of 2010, the Company reported net sales of $134.8 million versus $184.7 million in the first quarter of 2009.  Contributing to the expected decrease was a lower volume of vehicle deliveries and spares and sustainment sales, which were partially offset by increased modernization revenues.

Operating income was $1.8 million in the first quarter of 2010 as compared to $11.4 million in the prior year period.  The combination of lower revenues and gross margin, partially offset by lower general and administrative expenses, contributed to the year-over-year decrease in operating income and related operating margin.

Net income for the first quarter of 2010 was $1.1 million, or $0.02 per share, as compared to $7.4 million, or $0.11 per share, for the first quarter of 2009.

Mr. Moody continued, “Our significant efforts over the past year to transform the Company into a full-service survivability solutions provider place us in a solid position moving forward.

Force Protection, Inc.

9801 Highway 78 Bldg 1

Ladson SC  29456

Supplementing our ongoing production and delivery efforts, the modernization business we established in 2009 has performed above our expectations and is a clear signal that our ongoing focus on providing customers with unique and comprehensive solutions to support the total life cycle of our vehicles is highly regarded.  Complementing these activities, we are continuing to develop new vehicles designed to deliver the best balance of survivability, mobility, sustainability and affordability to our end-users.  We view this as critical as we continue to operate in an environment of defense spending constraints and other uncertainties.”

The Company’s Ocelot platform remains in competition for the United Kingdom Ministry of Defense Light Protected Patrol Vehicle (“LPPV”), and has been submitted for evaluation for the Australian government’s Protected Mobility Vehicle-Light program.  The Ocelot continues to perform well in testing and has demonstrated that it offers unprecedented levels of survivability and maneuverability for a vehicle of its size and weight.  The Company also expects to pursue domestic and other international requirements for the Ocelot in the future.

Additionally, the Company’s Joint All-Terrain Modular Mobility Asset (“JAMMA”) vehicle is undergoing testing in advance of the upcoming Air Force Material Command’s Guardian Angel Air-Deployable Rescue Vehicle program.  The JAMMA is the only armor-ready, four-occupant, hybrid, high-performance vehicle that can be transported inside a V-22 Osprey.  The vehicle is capable of rapidly adapting to and being armored for reconnaissance, rescue/recovery, medical evacuation and mobile security mission profiles in off-road, highway and urban environments.  Beyond the Guardian Angel program, the Company believes the vehicle will meet the requirements of the Special Operations Forces for a number of militaries worldwide.

Randy Hutcherson, Chief Operating Officer of Force Protection commented, “Following our successful efforts in 2009 to evolve the Company’s core business, we are continuing to make progress on multiple fronts.  Our operating plans for this year are primarily focused on capitalizing on current platform opportunities, expanding our customer base and securing additional vehicle programs both internationally and domestically.”

Mr. Hutcherson continued, “We view the recent award from the U.S. Marine Corps for 30 Cougar vehicles in addition to the award for equipment and related-installation of Independent Suspension System (“ISS”) kits on an incremental 755 Cougars in its fleet as significant for 2010.  In addition, to address the urgent needs of our customers and support our growing modernization business, we are expanding our footprint in Afghanistan by standing up new operations in Bagram and Kandahar.  These initiatives are representative of our commitment to building and expanding on our base business and exceeding customers expectations.”

Financial Position

As of March 31, 2010, the Company’s cash and inventories were $134.1 million and $78.0 million, respectively.  In addition, accounts receivable was $136.3 million and accounts payable was $67.4 million as of the quarter ended March 31, 2010.

Mr. Moody concluded, “Our long-term vision for Force Protection incorporates an expanded product mix and new lines of marketable survivability solutions.   Supported by a strong balance sheet and recently extended $40 million credit facility, we remain in a solid position to capitalize on opportunities to broaden our business by enhancing our capabilities beyond blast-and ballistic-protection and profitably growing through strategic acquisitions, investments and partnerships.  A key objective in these strategic development efforts is to increase the predictability and visibility of the business and reduce the amount of fluctuation in our quarterly results.  We believe that with a disciplined approach to process and valuation, we can create meaningful growth in our business and further transform the Company for the long-term benefit of our shareholders and customers.”

Conference Call Information

The Company will hold a conference call today at 4:30 p.m. Eastern Time to discuss these results.  The call will include comments from Michael Moody, Chairman and Chief Executive Officer; Charles Mathis, Chief Financial Officer; and, Randy Hutcherson, Chief Operating Officer.  While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to listen to a live webcast. The webcast can be accessed via the home page of the Company’s website at www.forceprotection.net. Please visit the website at least 15 minutes prior to the call to register for the webcast and download any necessary software. The replay of the call will be available on the Company’s website.

About Force Protection, Inc.

Force Protection, Inc. is a leading designer, developer and manufacturer of survivability solutions, including blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. The Company’s specialty vehicles, including the Buffalo, Cougar and related variants, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). The Company also develops, manufactures, tests, delivers and supports products and services aimed at further enhancing the survivability of users against additional threats. In addition, the Company provides long-term life cycle support services of its vehicles that involve development of technical data packages, supply of spares, field and depot maintenance activities, assignment of highly-skilled field service representatives, and advanced on and off-road driver and maintenance training programs. For more information on Force Protection and its products and services, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth and demand for Force Protection’s products and services, including its modernization, spares and sustainment business and anticipated significant new orders; the anticipated long-term demand for service, support and upgrade work to the Company’s fleet of vehicles; the opportunities to market and the capabilities of the Ocelot and JAMMA vehicles; the Company’s ability to develop new technologies and products, and the effectiveness of these technologies and products; the Company’s execution of its business strategy and strategic transformation, including its operating plan and its opportunities to grow the business; the effects of the expansion in Afghanistan; and the Company’s expected financial and operating results, including its revenues, cash flow and gross margins, for future periods. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Examples of these factors include, but are not limited to, the ability to effectively manage the risks in the Company’s business; the ability to develop new technologies and products and the acceptance of these technologies and products; the ability to obtain new orders for its vehicles and products; and the other risk factors and cautionary  statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 as updated in the Quarterly Report on Form 10-Q for the period ended March 31, 2010.

(Tables follow)

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(In Thousands, Except Per Share Data)
Net sales	$134,847	$184,734
Cost of sales	109,458	147,832
Gross profit	25,389	36,902
General and administrative expenses	18,740	20,851
Research and development expenses	4,847	4,605
Operating income	1,802	11,446
Other income (expense), net	73	(62)
Interest expense, net	(132)	(136)
Income before income tax expense	1,743	11,248
Income tax expense	(607)	(3,872)
Net income	$1,136	$7,376
Earnings per common share:
Basic	$0.02	$0.11
Diluted	$0.02	$0.11
Weighted average common shares outstanding:
Basic	68,671	68,408
Diluted	69,505	68,755

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	As of March 31,
	2010	2009
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$134,103	$147,254
Accounts receivable, net	136,288	143,480
Inventories	77,981	74,075
Deferred income tax assets	16,167	16,235
Income taxes receivable	1,352	1,352
Other current assets	3,656	3,031
Total current assets	369,547	385,427
Property and equipment, net	57,469	58,918
Investment in unconsolidated joint venture	2,519	2,541
Other assets, net	435	202
Total assets	$429,970	$447,088

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$67,420	$86,588
Due to United States government	26,716	25,965
Advance payments on contracts	3,648	1,164
Other current liabilities	17,441	21,044
Total current liabilities	115,225	134,761
Deferred income tax liabilities	1,225	1,236
Other long-term liabilities	315	—
	116,765	135,997
Commitments and contingencies

Shareholders’ equity:
Common stock	70	70
Additional paid-in capital	261,159	260,112
Accumulated other comprehensive income	61	129
Retained earnings	51,915	50,780
Total shareholders’ equity	313,205	311,091
Total liabilities and shareholders’ equity	$429,970	$447,088

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the three months ended March 31,
	2010	2009
	(In Thousands)
Cash flows from operating activities:
Net income	$1,136	$7,376
Adjustments to reconcile net income to net cash provided by (used in) operating activities —
Depreciation and amortization	3,972	3,237
Deferred income tax provision	93	3,302
Income tax effect realized from stock transactions	(12)	—
Stock-based compensation	1,018	315
Provision for inventory	473	210
Warranty reserve	336	—
Loss on disposal of property and equipment	9	—
Equity in earnings of unconsolidated joint venture	(9)	205
(Increase) decrease in assets —
Accounts receivable	7,192	(13,928)
Inventories	(4,379)	(12,216)
Income taxes receivable	—	(10,324)
Other assets	(936)	(287)
Increase (decrease) in liabilities —
Accounts payable	(19,057)	8,273
Due to United States government	751	19,403
Advance payments on contracts	2,484	14,230
Other liabilities	(3,612)	(5,643)
Total adjustments	(11,677)	6,777
Net cash (used in) provided by operating activities	(10,541)	14,153
Cash flows from investing activities:
Capital expenditures	(2,580)	(3,081)
Proceeds from sale of fixed assets	15	—
Investment in joint venture	—	(2,130)
Net cash used in investing activities	(2,565)	(5,211)
Cash flows from financing activities:
Proceeds from issuance of common stock	18	15
Income tax effect realized from stock transactions	12	—
Net decrease in other long-term liabilities	—	(128)
Net cash provided by (used in) financing activities	30	(113)
Effect of foreign currency rate changes on cash	(75)	—
(Decrease) increase in cash and cash equivalents	(13,151)	8,829
Cash and cash equivalents at beginning of year	147,254	111,001
Cash and cash equivalents at end of period	$134,103	$119,830

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